Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ENTERS INTO NEW $148 MILLION
CREDIT FACILITY

COMPANY TAKES DELIVERY OF SECOND OF FOUR ULTRAMAX
VESSELS

New York, New York, January 7, 2015 – Baltic Trading Limited (NYSE: BALT) ("Baltic Trading" or the "Company") announced today that it has entered into a new credit agreement with Nordea Bank Finland plc and Skandinaviska Enskilda Banken AB for a $148 million senior secured credit facility.

The new five-year credit facility is comprised of a $115 million revolving credit facility and a $33 million term loan facility.  The $115 million revolving credit facility refinances the total amount outstanding under the Company’s existing senior secured revolving credit facility, which was scheduled to mature in 2016. The total amount outstanding under the $115 million facility will be $104.5 million as of January 7, 2015 and remaining amounts can be used for general corporate and working capital purposes. The $33 million term loan facility provides $16.5 million of financing for each of two newbuilding vessels, the Baltic Scorpion and the Baltic Mantis, which are expected to be delivered in the second quarter and third quarter of 2015, respectively. The five-year $148 million senior secured credit facility will bear interest at LIBOR plus a margin of 3.00%.

The Company also announced that it has taken delivery of the Baltic Wasp, a 64,000 dwt Ultramax newbuilding. The Baltic Wasp is the second of four Ultramax vessels to be delivered to the Company under Baltic Trading's previously announced agreements with Yangfan Group Co., Ltd.

The vessel delivered to its charterer, Pioneer Navigation, on January 6, 2015 to commence a spot market-related time charter for 11.5 to 14.5 months. The rate for the spot market-related time charter, which is subject to the completion of definitive documentation, is based on 115% of the average of the daily rates of the Baltic Supramax Index (BSI) published by the Baltic Exchange, as reflected in daily reports.

Additional information pertaining to this press release is available in the Company's current report on Form 8-K filed today with the Securities and Exchange Commission.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes.

Baltic Trading Limited's current fleet consists of four Capesize, four Supramax, two Ultramax and five Handysize vessels with an aggregate capacity of approximately 1,222,000 dwt. After the expected delivery of the remaining two Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as "anticipate," "budget," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward-looking statements contained in this report are the following: (i) the completion of definitive documentation with respect to charters; (ii) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company's agreements to acquire vessels; (iii) obtaining, completion of definitive documentation for, and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequent reports on Form 10-Q and Form 8-K.

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